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                 February 1, 2023

       Ross Levinsohn
       Chief Executive Officer
       The Arena Group Holdings, Inc.
       200 Vesey Street, 24th Floor
       New York, New York 10281

                                                        Re: The Arena Group
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed January 24,
2023
                                                            File No. 333-269393

       Dear Ross Levinsohn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jen Hitchcock